Item 27. Exhibit (d) x.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[Springfield, MA 01111-0001]

HIGHEST QUARTERLY VALUE DEATH BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Rider Effective Date shown on the Highest Quarterly Value Death Benefit Rider Specifications. In case of a conflict with any provision in the Contract, the provisions of this Rider will control. The Contract is modified as follows:

The following amends and supersedes the Contract description on the cover page and last page of the Contract:

INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

WITH FLEXIBLE PURCHASE PAYMENTS AND

HIGHEST QUARTERLY VALUE DEATH BENEFIT RIDER

•	THIS CONTRACT IS NON-PARTICIPATING. IT DOES NOT PROVIDE FOR THE PAYMENT OF DIVIDENDS.

•	THIS CONTRACT PROVIDES WAIVER OF CONTINGENT DEFERRED SALES CHARGE BENEFITS, IF APPLICABLE.

•	CONTRACT VALUES AND WITHDRAWAL VALUES PROVIDED BY THIS CONTRACT WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

The following amends and supersedes the DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE section under the DEATH BENEFIT PROVISIONS of the Contract:

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PHASE

The death benefit during the Accumulation Phase will be the greater of the Contract Value and the Highest Quarterly Value.

Highest Quarterly Value

The Highest Quarterly Value will be the greater of 1 and 2 below:

1.	the total Purchase Payments, reduced by a pro-rata adjustment for each withdrawal.

The adjustment for a withdrawal is equal to A divided by B, with the result multiplied by C, where:

A = the Contract Value withdrawn, including any applicable Contingent Deferred Sales Charge;

B = the Contract Value immediately prior to the withdrawal; and

C = the total Purchase Payments adjusted for any prior withdrawals.

Since withdrawals result in pro-rata adjustment to the total Purchase Payments, the total Purchase Payments may be reduced by more than the actual dollar amount of the withdrawals;

ICC25-HQV-DB	1	[10-2025]

2.	the Annual Lock-In Feature, as described in the Annual Lock-In Feature section.

If the ownership of the Contract is changed to an Owner, (Annuitant, if the Owner is a non-natural person), who was over the maximum age for electing this Rider on the Issue Date of the Contract, the Annual Lock-In Feature will no longer apply. This includes changes as a result of a Spousal Continuance by a surviving spouse upon the death of the Owner. The death benefit will be the greater of the Contract Value and the total Purchase Payments, reduced by a pro-rata adjustment for each withdrawal as previously described in this section. Since the Annual Lock-In Feature will no longer apply, the death benefit value may be reduced at the time of the change in ownership. In this scenario, the Highest Quarterly Value Death Benefit Charge described in the Highest Quarterly Value Death Benefit Rider Specifications will no longer be assessed, and any Investment Allocation Restrictions described in the Highest Quarterly Value Death Benefit Rider Specifications will no longer apply.

Annual Lock-In Feature

On the Issue Date, the Annual Lock-In Feature is equal to the Initial Purchase Payment.

After the Issue Date, the Annual Lock-In Feature is recalculated when any of the following occurs:

1.	When a Purchase Payment is Applied to the Contract.

When a Purchase Payment is applied to the Contract, the Annual Lock-In Feature is equal to the most recently calculated Annual Lock-In Feature plus the Purchase Payment.

2.	When a Withdrawal of Contract Value Occurs.

When a withdrawal of Contract Value occurs, the Annual Lock-In Feature is equal to the most recently calculated Annual Lock-In Feature reduced by a pro-rata adjustment for that withdrawal.

The adjustment is equal to A divided by B, with the result multiplied by C, where:

A = the Contract Value withdrawn, including any applicable Contingent Deferred Sales Charge;

B = the Contract Value immediately prior to the withdrawal; and

C = the most recently calculated Annual Lock-In Feature benefit.

Since withdrawals result in a pro-rata adjustment to the Annual Lock-In Feature, the Annual Lock-In Feature may be reduced by more than the actual dollar amount of the withdrawals.

3.	On each Contract Anniversary up to and including the Contract Anniversary after the oldest Owner (or oldest Annuitant, if the Contract is owned by a non-natural person) attains Age [80].

On each Contract Anniversary, the Annual Lock-In Feature is equal to the greater of:

•	the most recently calculated Annual Lock-In Feature; or

•	the highest quarterly Contract Value as determined on the last calendar day of any Contract Year quarter within the prior Contract Year after processing any transactions.

Once the Contract Anniversary after the oldest Owner (or oldest Annuitant, if the Contract is owned by a non-natural person) attains age [80] has occurred, the Annual Lock-In Feature will no longer recalculate on each Contract Anniversary. The Annual Lock-In will remain as the last calculated Annual Lock-In Feature adjusted by subsequent Purchase Payments and withdrawals as previously described.

ICC25-HQV-DB	2	[10-25]

Impact of Withdrawals on Highest Quarterly Contract Values

For the purpose of determining the highest quarterly Contract Value, as referenced under 3. above, each quarterly Contract Value will be reduced by withdrawals taken after the last calendar day of that Contract Year quarter.

The quarterly Contract Value(s) will be reduced by a pro-rata adjustment for each withdrawal.

The adjustment is equal to A divided by B, with the result multiplied by C, where:

A = the Contract Value withdrawn, including any applicable Contingent Deferred Sales Charge;

B = the Contract Value immediately prior to the withdrawal; and

C = the Quarterly Contract Value.

Since withdrawals result in a pro-rata adjustment to the Quarterly Contract Value, the Quarterly Contract Value may be reduced by more than the actual dollar amount of the withdrawals.

If multiple withdrawals occur in a Contract Year, each Quarterly Contract Value may be reduced multiple times.

For example, if you request a withdrawal during the second Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced pro-rata by the withdrawal. If you then request another withdrawal during the third Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced again pro-rata by that second withdrawal and your quarterly Contract Value for the second Contract Year quarter will also be reduced pro-rata by that withdrawal.

The death benefit that is payable during the Accumulation Phase is determined as of the Close of Business on the Business Day on which we receive both due proof of death and an election of a payment method in Good Order. Where there is more than one Beneficiary, we will determine the death benefit as of the Close of Business on the first Business Day that any Beneficiary submits due proof of death and election of a payment method in Good Order. If the death benefit payable is greater than the Contract Value, we will apply an amount equal to the difference between the death benefit and Contract Value to each Sub-Account and/or Fixed Account(s), if applicable, in the ratio that your value in each bears to your Contract Value. Each Beneficiary’s portion of the death benefit will be applied to their chosen death benefit payout option on the Business Day we receive their election of a payment method in Good Order and will be paid from the Sub-Accounts and/or Fixed Account(s), if applicable, on a pro rata basis. The balance of the death benefit will remain in the Sub-Accounts and/or Fixed Account(s), if applicable, based on the current allocation until each of the other Beneficiaries submits their election of a payment method in Good Order. From the time the death benefit is determined until complete distribution is made, any amount in a Sub-Account will be subject to investment risk. This risk is borne by the Beneficiary(ies).

While this Rider is in effect, Investment Allocation Restrictions may apply. Any investment restrictions are shown on the Highest Quarterly Value Death Benefit Rider Specifications. We reserve the right to modify the Investment Allocation Restrictions imposed by this Rider from time to time. We will notify you by Written Notice at least thirty (30) calendar days before any change in these restrictions.

ICC25-HQV-DB	3	[10-25]

The CONTRACT CHARGES section of the Contract is amended by adding the following:

HIGHEST QUARTERLY VALUE DEATH BENEFIT CHARGE. We will assess the Highest Quarterly Value Death Benefit Charge on a quarterly basis in arrears. On the last calendar day of each contract quarter, a charge will be assessed against your Contract Value in the Sub Accounts in which you are invested. The amount that is deducted from your Contract Value is equal to the Highest Quarterly Value Death Benefit Charge multiplied by the Highest Quarterly Value on such day (after taking into account any other transactions processed on such day). The annualized Highest Quarterly Value Death Benefit Charge is shown on the Highest Quarterly Value Death Benefit Rider Specifications.

If you make a total withdrawal, a pro-rata portion of the charge will be assessed based on the number of calendar days from the first calendar day of the current Contract Year quarter to the date of the total withdrawal.

We will deduct this charge pro-rata from the Sub-Accounts in the same proportion that the amount of the Contract Value in each Sub-Account bears to the total Contract Value in the Sub-Accounts.

Rider Termination:

This Rider will terminate if the Contract to which this Rider is attached terminates.

This rider will also terminate upon the earliest of:

•	our receipt of due proof of any Owner’s death (Annuitant, if the Owner is a non-natural person) and election of the payment method by the first Beneficiary to make claim, unless the Contract is continued under Spousal Continuance; or

•	application of the full Contract Value to an Annuity Option.

You cannot request that this Rider be terminated.

The Contract Termination section of the Contract is amended to provide that we will not exercise the reserved right to terminate the Contract if the death benefit provided by this Rider exceeds the Contract Value.

Signed for Massachusetts Mutual Life Insurance Company by:

/s/ Tokunbo Akinbajo	/s/ Roger W. Crandall
[SECRETARY]	[PRESIDENT]

ICC25-HQV-DB	4	[10-25]